Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited pro forma condensed consolidated balance sheet as of December 31, 2011 and the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2011 are based upon the separate audited historical financial statements of Guidance Software, Inc. (“Guidance”), as contained in its Annual Report on Form 10-K for the year ended December 31, 2011, and CaseCentral, Inc. (“CaseCentral”), as contained in Exhibit 99.1 to this Current Report on Form 8-K/A. These unaudited pro forma condensed consolidated financial statements reflect the acquisition of CaseCentral by Guidance using the acquisition method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements are prepared with Guidance treated as the acquirer and as if the acquisition of CaseCentral had been consummated on December 31, 2011 for purposes of preparing the unaudited condensed consolidated balance sheet as of December 31, 2011 and on January 1, 2011 for purposes of preparing the unaudited condensed consolidated statement of operations for the year ended December 31, 2011.

For the purposes of the unaudited pro forma condensed consolidated financial statements, the acquisition of CaseCentral is financed through (i) the issuance of $9.5 million of common stock, (ii) cash payments of $10.9 million and (iii) contingent consideration which had a current fair value of $5.1 million as of the acquisition date.

The amount of certain assets and liabilities presented are based on preliminary valuations and are subject to adjustment as additional information is obtained and third-party valuations are reviewed and finalized. The primary areas of the purchase price allocation that are considered preliminary relate to the fair values of property and equipment, intangibles, acquisition-related liabilities, deferred revenue, goodwill and the related tax impact of adjustments to these areas of the purchase price allocation. However, as indicated in note (b) to the unaudited pro forma condensed consolidated financial statements, Guidance has made certain adjustments to the December 31, 2011 historical book values of the assets and liabilities of CaseCentral to reflect certain preliminary estimates of the fair values necessary to prepare the unaudited pro forma condensed consolidated financial statements. Any excess purchase price over the historical net assets of CaseCentral, as adjusted to reflect estimated fair values, has been recorded as goodwill. Actual results may differ from these unaudited pro forma condensed consolidated financial statements once Guidance has completed the valuation studies necessary to finalize the required purchase price allocations. There can be no assurance that such finalization will not result in material changes.

The accompanying unaudited pro forma condensed consolidated financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Guidance would have been had the CaseCentral acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The unaudited pro forma condensed consolidated financial statements do not include the realization of potential cost savings from operating efficiencies or restructuring costs which may result from the CaseCentral acquisition. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Guidance and CaseCentral.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of December 31, 2011

(In thousands)

	Guidance Software	CaseCentral	Pro Forma Adjustments		Pro Forma Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$37,048	$1,217	$(12,848)	(c1)	$25,417
Trade receivables, net	19,505	1,576	—		21,081
Inventory	1,394	—	—		1,394
Prepaid expenses and other current assets	2,209	597	—		2,806

Total current assets	60,156	3,390	(12,848)		50,698

Long-term assets:
Property, equipment, and capitalized software, net	9,273	4,681	(3,431)	(c2)	10,523
Intangible assets, net	3,754	—	13,900	(c3)	17,654
Goodwill, net	3,711	—	10,829	(c4)	14,540
Other assets	434	450	—		884

Total long-term assets	17,172	5,131	21,298		43,601

Total assets	$77,328	$8,521	$8,450		$94,299

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,895	$592	$—		$3,487
Accrued liabilities	9,774	1,378	—		11,152
Capital lease obligations	58	716	—		774
Deferred revenues	33,630	1,451	(497)	(c5)	34,584
Current portion of note payable	—	2,594	(2,594)	(c6)	—
Other current liabilities	—	124	1,911	(c7)	2,035

Total current liabilities	46,357	6,855	(1,180)		52,032

Long-term liabilities:
Rent incentives	498	80	—		578
Capital lease obligations, less current portion	55	449	—		504
Deferred revenues	5,952	—	—		5,952
Notes payable, less current portion	—	1,247	(1,247)	(c6)	—
Contingent consideration – earn-out			3,189	(c7)	3,189
Deferred tax liabilities	155	—			155

Total long-term liabilities	6,660	1,776	1,942		10,378

Stockholders’ equity:
Convertible preferred stock	—	22,857	(22,857)	(c8)	—
Common stock	23	28	(27)	(c8)	24
Additional paid-in capital	74,297	3,524	5,973	(c8)	83,794
Treasury stock	(6,594)	—	—		(6,594)
Accumulated deficit	(43,415)	(26,519)	24,599	(c8)	(45,335)

Total stockholders’ equity / (deficit)	24,311	(110)	7,688		31,889

Total liabilities and stockholders’ equity	$77,328	$8,521	$8,450		$94,299

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year ended December 31, 2011

(In thousands, except per share amounts)

	Guidance Software	CaseCentral	Pro Forma Adjustments		Pro Forma Consolidated
Revenues:
Product revenue	$52,345	$—	$—		$52,345
Services and maintenance revenue	52,256	19,581	—		71,837

Total revenues	104,601	19,581	—		124,182

Cost of revenues (excluding depreciation and amortization shown below):
Cost of subscription revenue	—	9,128	—		9,128
Cost of product revenue	5,973		—		5,973
Cost of services and maintenance revenue	22,453		—		22,453

Total cost of revenues (excluding depreciation and amortization shown below)	28,426	9,128	—		37,554

Operating expenses:
Selling and marketing	36,992	3,255	—		40,247
Research and development	18,882	1,859	—		20,741
General and administrative	16,432	3,247	—		19,679
Amortization of intangibles					—
Depreciation and amortization	5,424	1,466	1,750	(d1)	8,640

Total operating expenses	77,730	9,827	1,750		89,307

Operating income (loss)	(1,555)	626	(1,750)		(2,679)

Interest income	53	1	—		54
Interest expense	(9)	(716)	—		(725)
Other income, net	20	—	—		20
Change in fair value of warrant liability	—	217	—		217

Income (loss) before income taxes	(1,491)	128	(1,750)		(3,113)

Income tax provision (benefit)	158	3	—	(d2)	161

Net Income (loss)	$(1,649)	$125	$(1,750)		$(3,274)

Net income (loss) per share - basic	$(0.07)				$(0.14)
Net income (loss) per share - diluted	$(0.07)			(e )	$(0.14)

Shares used in per share calculation - basic	23,252				24,102

Shares used in per share calculation - diluted	23,252				24,102

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a)	Basis of presentation

The accompanying unaudited pro forma condensed consolidated financial statements present the pro forma results of operations and financial position of Guidance and CaseCentral on a consolidated basis based on the audited historical financial information of each company and after giving effect to the acquisition of CaseCentral by Guidance. The acquisition will be recorded using the acquisition method of accounting.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2011 combines the historical results for Guidance for the year ended December 31, 2011 and the historical results for CaseCentral for the year ended December 31, 2011, as if the acquisition had occurred on January 1, 2011. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2011 combines the historical results for Guidance as of December 31, 2011 and the historical results for CaseCentral as of December 31, 2011, as if the acquisition had occurred on December 31, 2011.

(b)	Preliminary Purchase Price Allocation

The pro forma condensed consolidated balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill. The purchase price allocation within these unaudited pro forma condensed consolidated financial statements is based upon a purchase price of $25.5 million, inclusive of the cash consideration, the fair value of the common stock issued and the fair value of contingent consideration. The fair value of the common stock issued was $11.18 per share, based upon the closing price of Guidance’s common stock on the acquisition date. Under the terms of the merger agreement with CaseCentral, Guidance may pay additional consideration of up to $33 million, depending on CaseCentral’s SaaS revenue for the three 12-month periods starting April 1, 2012. Subject to the terms and conditions of the merger agreement, Guidance will pay additional consideration of 35% of the amount that CaseCentral’s SaaS revenue exceeds $11.1 million for each of the three 12-month periods. The fair value of the contingent consideration is based on management’s estimate of the most likely scenario of CaseCentral’s SaaS revenue for the three 12-month periods starting April 1, 2012. As an example, a 10% change in CaseCentral’s SaaS revenue for each of the three 12-month periods would result in a change in the fair value of the contingent consideration with a corresponding annual change, net of tax, in net income of approximately $0.5 million or $0.02 per share.

The preliminary consideration calculation used as a basis for the pro forma balance sheet is as follows:

	Common Shares (par value $0.001 per share)	Capital in Excess of Par Value	Total
	(in thousands)
Issuance of Guidance common stock to CaseCentral shareholders	$1	$9,497	$9,498
Cash consideration			10,928
Contingent consideration - earn-out			5,100

Total consideration			$25,526

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

Guidance has completed a preliminary assessment of the fair value of assets and liabilities of CaseCentral and the related business integration plans. Given the size and timing of the CaseCentral acquisition, the amount of certain assets and liabilities presented are based on preliminary valuations and are subject to adjustment as additional information is obtained and third-party valuations are finalized. The primary areas of the purchase price allocation that are not finalized are related to fair values of property and equipment, intangibles, acquisition related liabilities, goodwill and the related tax impact of adjustments to these areas of the purchase price allocation. The table below represents a preliminary allocation of the total consideration to CaseCentral’s tangible and intangible assets and liabilities based on management’s preliminary estimates of their respective fair values as of the date of the acquisition.

Total
(in thousands)
Cash	$1,217
Accounts receivable	1,576
Prepaids & Other assets	597
Property and equipment, net	1,250
Other assets	450
Intangible assets (see below)	13,900
Goodwill	10,829
Accounts payable and accrued expenses	(1,970)
Other liabilities	(204)
Capital leases	(1,165)
Deferred revenue	(954)

Total consideration	$25,526

The table below represents management’s preliminary fair value estimate of CaseCentral’s intangible assets as of the date of the acquisition.

Intangible Assets	Total	Expected Useful Life (Years)
	(in thousands)
Core and developed technology	$7,500	7
Customer relationships	5,600	10
Trade names	600	3
Covenant not-to-compete	200	5

	$13,900

Upon completion of the fair value assessment, Guidance anticipates that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Guidance anticipates obtaining third-party valuations of certain of CaseCentral’s assets and liabilities, including intangible assets, deferred revenue and contingent consideration. Guidance has estimated the fair value of CaseCentral’s property and equipment and intangible assets based on a preliminary valuation analysis. The fair value adjustment to identifiable intangible assets is being amortized over an estimated useful life of five years.

Guidance has estimated the fair value for core and developed technology, customer relationships, tradenames and covenants not to compete based on a preliminary internal valuation analysis. As an example, a 10% change in the allocation between these intangible assets and goodwill would result in a change in amortization expense, with a corresponding annual change, net of tax, in net income of approximately $0.2 million or less than $0.01 per share.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The fair value of customer relationships will be amortized using the double-declining amortization method. Core and developed technology, tradenames and the covenant not-to-compete will be amortized on a straight-line basis over their respective expected useful lives.

(c)	Condensed Consolidated Balance Sheet

The unaudited pro forma condensed consolidated balance sheet has been adjusted to reflect:

(c1)	the payment of the cash portion of $10,928 of the purchase price consideration and transaction costs of $1,920

(c2)	the elimination of CaseCentral’s historical capitalized software of $3,431

(c3)	the recording of new intangible assets of $13,900

(c4)	the recording of new goodwill of $10,829

(c5)	the elimination of CaseCentral’s historical current deferred revenue of $1,451 and the recording of new current deferred revenue with a fair value of $954, for a net reduction of $497

(c6)	the elimination of $2,594 of Case Central’s historical current notes payable and $1,247 of long-term notes payable that were paid off at the close of the transaction using proceeds from the transaction

(c7)	a new current liability of $1,911 and a new long-term liability of $3,189 for the fair value of contingent purchase price consideration

(c8)	the elimination of CaseCentral’s historical stockholders deficit of $110, including convertible preferred stock of $22,857, offset by additional paid-in capital of $9,497 from the issuance of Guidance equity as partial consideration for the CaseCentral acquisition, less the expensing of transactions costs of $1,920

(d)	Condensed Consolidated Statement of Operations

The unaudited pro forma condensed consolidated statement of operations has been adjusted to reflect:

(d1)	the elimination of CaseCentral’s historical amortization of capitalized software expense of $580, offset by amortization of $2,330 related to new intangible assets

(d2)	Guidance and CaseCentral have both historically incurred operating losses and have maintained a full valuation allowance on their respective deferred tax assets. The net deferred tax assets and valuation allowance of the combined entity have increased by approximately $4.5 million as a result of the business combination.

(e)	Earnings Per Common Share Adjustment

Pro forma consolidated diluted net income per common share from continuing operations is based on Guidance’s weighted average basic shares outstanding, plus 849,553 shares of Guidance common stock issued to CaseCentral shareholders.